Exhibit 99.1

Wabtec Reports Second Quarter Results, Updates Full-Year Guidance

WILMERDING, PA, July 25, 2016 – Wabtec Corporation (NYSE: WAB) today reported results for the 2016 second quarter, including the following:

•	Second quarter sales were $724 million, with higher sales in the Transit Group more than offset by lower sales in the Freight Group. Freight Group sales were affected mainly by lower revenues from train control-related equipment and services, a decrease in rail traffic volumes, and lower industry deliveries of new freight cars and locomotives. Changes in foreign exchange rates reduced total net sales by $9 million compared to the year-ago quarter.

•	Income from operations was $133 million, or 18.4 percent of sales, compared to 18.4 percent in the year-ago quarter. Despite lower sales, the company’s operating margin remained the same mainly due to the benefits of cost-reduction initiatives and improved performance in the Transit Group.

•	Earnings per diluted share were $1.00. Excluding expenses of about 5 cents per diluted share related to the pending acquisition of Faiveley Transport, adjusted earnings per diluted share were $1.05.

•	The company generated strong cash flow from operations of $134 million in the second quarter and $209 million in the first half of the year. At June 30, 2016, the company had cash of $303 million, an additional $206 million of cash held in escrow for the Faiveley Transport acquisition and debt of $744 million.

Based on its first half results and outlook for the rest of the year, Wabtec updated its full-year 2016 guidance as follows: Revenues are now expected to be down about 10 percent compared to 2015, and earnings per diluted share are now expected to be between $4.00-$4.20. This guidance does not include any further costs for restructuring activities or expenses related to the Faiveley Transport acquisition. Wabtec expects the acquisition to be completed in the fourth quarter, depending on the timing of regulatory approvals. Faiveley Transport is a global supplier of high added value integrated systems for the railway industry with annual revenues of about $1.2 billion.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “Our Transit business is performing well, with revenue growth, improved profitability and a strong backlog. Our Freight business, however, continues to be affected by overall rail industry conditions and the sluggish global economy. In this environment we are focused on controlling what we can by aggressively reducing costs, generating cash and investing in our growth opportunities, including acquisitions. As demonstrated by our first half operating margin of 18.4 percent and cash from operations at 14 percent of revenues, we are managing the business well in these market conditions.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in foreign currency exchange rates; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen, go to www.wabtec.com and click on the “Webcasts” tab in the “Investors” section.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2016	Second Quarter 2015	For the Six Months 2016	For the Six Months 2015
Net sales	$723,601	$847,028	$1,495,632	$1,665,622
Cost of sales	$(486,212)	(579,264)	(1,003,063)	(1,142,503)

Gross profit	237,389	267,764	492,569	523,119
Gross profit as a % of Net Sales	32.8%	31.6%	32.9%	31.4%

Selling, general and administrative expenses	(80,610)	(88,992)	(170,361)	(173,763)
Engineering expenses	(18,029)	(17,750)	(35,982)	(34,613)
Amortization expense	(5,466)	(5,162)	(10,761)	(10,463)

Total operating expenses	(104,105)	(111,904)	(217,104)	(218,839)
Operating expenses as a % of Net Sales	14.4%	13.2%	14.5%	13.1%

Income from operations	133,284	155,860	275,465	304,280
Income from operations as a % of Net Sales	18.4%	18.4%	18.4%	18.3%

Interest expense, net	(4,969)	(4,041)	(9,840)	(8,347)
Other income (expense), net	(1,229)	(1,887)	(1,075)	(4,753)

Income from operations before income taxes	127,086	149,932	264,550	291,180
Income tax expense	(36,601)	(48,428)	(79,902)	(93,512)

Effective tax rate	28.8%	32.3%	30.2%	32.1%

Net income attributable to Wabtec shareholders	$90,485	$101,504	$184,648	$197,668

Earnings Per Common Share Basic
Net income attributable to Wabtec shareholders	$1.00	$1.05	$2.03	$2.05

Diluted
Net income attributable to Wabtec shareholders	$1.00	$1.04	$2.02	$2.03

Weighted average shares outstanding
Basic	89,846	96,338	90,832	96,066

Diluted	90,559	97,435	91,628	97,112

Net Sales by Segment
Freight Group	$397,067	$534,674	$839,736	$1,046,561
Transit Group	326,534	312,354	655,896	619,061

Total	$723,601	$847,028	$1,495,632	$1,665,622